Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated as of October 10, 2017 (this “Agreement”), is entered by and between Bridgeline Digital, Inc., a Delaware corporation (“Borrower”), and Montage Capital II, L.P., a Delaware limited partnership (“Lender”). All capitalized terms used herein and not otherwise defined shall have the meanings provided in Section 13 hereof.

The parties agree as follows:

1.            THE ADVANCES.

1.1     Advances. Subject to the terms and conditions of this Agreement, Lender will make Advances to Borrower in the aggregate principal amount of $1,500,000. On or around the date of this Agreement, an Advance in the principal amount of $1,000,000 (the “First Tranche Advance”) shall be made to Borrower. An additional Advance of up to $500,000 may be made to Borrower on or after March 31, 2018 but before May 31, 2018 (the “Second Tranche Advance”) upon Borrower’s request and subject to the terms of this Agreement (including Section 2.2 below). To request the Second Tranche Advance, Borrower shall notify Lender by 3:00 p.m. Pacific time at least three business days before the date of the Advance, which will be a business day. Lender will transfer the amount of each Advance to Borrower’s account subject to a control agreement in favor of Lender. The proceeds of the Advances shall be used for working capital purposes.

1.2     Payments.

(a)     Interest. Interest shall accrue on the unpaid principal amount of the Advances from the date of each Advance until the Advances are paid in full, at the fixed rate of interest equal to 12.75% per annum, calculated upon a year of 365 or 366 days (as applicable) and actual days elapsed. Borrower will pay interest on the outstanding Advances on the first day of each month, in arrears.

(b)     Principal. Beginning on July 1, 2018 and continuing on the first day of each month thereafter, Borrower shall make principal payments to Lender of (i) $26,000, if Borrower has received only the First Tranche Advance, or (ii) $39,000 if Borrower has received the First Tranche Advance and the Second Tranche Advance. The entire outstanding principal balance of the Advances, all accrued and unpaid interest thereon, and all fees and other amounts outstanding hereunder shall be immediately due and payable on the Maturity Date.

(c)     Place and Manner. All payments shall be applied first to fees and expenses, then to interest and then to principal. Borrower shall make all payments due to Lender in lawful money of the United States, in immediately available funds, at the address of Lender set forth in Section 10 hereof. Lender may debit any of Borrower’s deposit accounts for any amounts due under this Agreement.

(d)     Late Payment. Any amounts not paid when due shall bear interest at a rate equal to 5% above the otherwise applicable rate.

(e)     Prepayment. Borrower shall have the option to prepay any or all of the Advances made by Lender under this Agreement, provided that Borrower provides written notice to Lender of its election to prepay the Advances at least ten (10) days prior to such prepayment, and pays, on the date of such prepayment, (i) the outstanding principal amount of such Advances being repaid, plus (ii) all accrued interest thereon, plus (iii) all other sums, if any, that shall have become due and payable under the Transaction Documents and relate to such Advances, plus (iv) a fee equal to (A) 3.0% of the principal amount of such Advance being prepaid if such prepayment occurs on or prior to the first anniversary of the Closing Date, or (B) 2.0% of the principal amount being prepaid if such prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, or (C) 1.0% of the principal amount being prepaid if such prepayment occurs after the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date.

1.3     Fees. On the Closing Date, Borrower will pay Lender a fee of $33,333.

1.4     Lender Expenses. Borrower will pay to Lender, (i) on the Closing Date, all reasonable costs or expenses (including reasonable attorneys' fees) incurred in connection with the preparation of the Transaction Documents through the Closing Date, and (ii) after the Closing Date, all costs and expenses as and when they become due, including reasonable Collateral audit fees and Lender's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Transaction Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Event, whether or not suit is brought (collectively, “Lender Expenses”).

2.           CLOSING.

2.1     Conditions to Initial Advance. Before the funding of the First Tranche Advance, (a) Lender must receive the items listed on the closing checklist as of the Closing Date, other than any items designated post-closing items or waived by Lender, (b) no Event of Default shall have occurred and be continuing or would exist after giving effect to such Advance, (c) no event or condition shall exist that has had or could be reasonably expected to have a Material Adverse Effect, and (d) the representations and warranties contained in this Agreement and the other Transaction Documents of Borrower shall be true and correct as if made on the date of funding of such Advance.

2.2     Conditions to Subsequent Advances. As a condition to the funding of any Advances after the Closing Date, (i) the conditions set forth in Sections 2.1(b), 2.1(c) and 2.1(d) shall be true and correct on such funding date, and (ii) with respect to the Second Tranche Advance, Borrower shall have delivered to Lender a written request for the Second Tranche Advance along with evidence satisfactory to Lender that Borrower’s revenue, as determined in accordance with GAAP, for the two consecutive calendar quarters ending on March 31, 2018, is 85% of its projected revenue for such period.

3.        GRANT OF SECURITY INTEREST. As security for satisfaction of the Obligations, Borrower grants Lender a security interest in the Collateral. Borrower authorizes Lender to file a financing statement to perfect this security interest, and Borrower will take such actions as Lender deems appropriate from time to time to perfect or continue the security interest granted hereunder. Subject to the Intercreditor Agreement, Borrower will take such actions as Lender requests to obtain assignment of claims notices and such other documents as Lender requests in connection with any accounts owing to Borrower by any governmental entity.

4.         REPRESENTATIONS AND WARRANTIES. Borrower represents to Lender as follows: (a) Borrower is not in default under any agreement under which Borrower owes any money, or any agreement, the violation or termination of which could have a Material Adverse Effect; (b) Borrower has taken all action and obtained all consents necessary to authorize the execution, delivery and performance of the Transaction Documents; (c) Borrower has good title to the Collateral and there are no liens, security interests or other encumbrances on the Collateral other than the security interest granted to Lender hereunder and Permitted Liens; (d) the execution and performance of the Transaction Documents do not conflict with, or constitute a default under, any agreement to which Borrower is party or by which Borrower is bound or a Legal Requirement; (e) the information provided to Lender on or prior to the date of the Advances is true and correct in all material respects; (f) all financial statements and other information provided to Lender fairly present Borrower's financial condition, and there has not been a material adverse change in the financial condition of Borrower since the date of the most recent of the financial statements submitted to Lender; (g) Borrower owns the patents, copyrights or trademarks, or is a licensee thereof, listed on the schedules attached to the Intellectual Property Security Agreement, and any other intellectual property necessary for or material to the conduct of its business; (h) Borrower is in compliance with all Legal Requirements; (i) Borrower is not party to any litigation and is not the subject of any government investigation, and Borrower has no knowledge of any pending litigation or investigation or the existence of circumstances that reasonably could be expected to give rise to such litigation or investigation; (j) Borrower does not own any shares or other equity interests in any corporation, partnership, limited liability company or other entity; (k) Borrower’s inventory is in all material respects of good and marketable quality, free from material defects, except for inventory for which adequate reserves have been made in accordance with GAAP, (l) all Collateral is in good operating condition and repair, subject to ordinary wear and tear, and Borrower has made all economically reasonable and necessary repairs thereto; (m) each account receivable represents an undisputed bona fide existing unconditional obligation of the account debtor created by the sale, delivery and acceptance of goods or the rendition of services in the ordinary course of Borrower's business; (n) (i) Borrower is able to pay its debts (including trade debts) as they mature; (ii) the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and (iii) Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement and the other Transaction Documents; and (o)  no representation or other statement made by Borrower to Lender in any Transaction Document or any certificate or instrument delivered by Borrower to Lender in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Lender not misleading.

5.           AFFIRMATIVE COVENANTS.

5.1     Financial Information. Borrower will provide Lender (i) as soon as available, but in any event within 30 days after the last day of each month, monthly company-prepared consolidated and consolidating financial statements in form and substance satisfactory to Lender, prepared in accordance with GAAP along with a Compliance Certificate in the form attached hereto as Exhibit A, duly executed by an officer of Borrower; (ii) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Lender; (iii) within 30 days after the last day of each month, aged listings by invoice date of accounts payable and accounts receivable, and a deferred revenue schedule, (iv) within 5 days of filing, copies of all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) within 15 days of filing, copies of Borrower’s tax returns, with schedules; (vi) as soon as available, but in any event within thirty (30) days of the end of each fiscal year, Borrower’s annual financial and operating projections (including income statements, balance sheets and cash flow statements presented in a monthly format) for the upcoming fiscal year approved by Borrower’s board of directors and in form and substance reasonably satisfactory to Lender; (vii) promptly upon Lender’s request, such other information relating to Borrower’s operations and condition as Lender may reasonably request from time to time; and (viii) concurrently upon delivery to Senior Lender, copies of all financial reports and certificates delivered to Senior Lender in accordance with the Senior Lender Loan Documents as such may be in effect from time to time.

5.2     Good Standings; Existence; Compliance with Laws. Borrower and each Subsidiary will maintain its corporate existence and good standing and will maintain in force all licenses and agreements necessary or appropriate to the conduct of its business. Borrower and each Subsidiary will pay all taxes on or before the date such taxes are due, and will comply in all material respects with all Legal Requirements.

5.3     Financial Covenants.

(a)     Minimum Asset Coverage Ratio. Borrower shall maintain, at all times and measured as of the last day of each month, a ratio of (i) Eligible Accounts plus Eligible Foreign Accounts plus Borrower's unrestricted cash maintained in accounts that are subject to an account control agreement in favor of Lender to (ii) all outstanding Obligations owing to Lender, of no less than 0.80 : 1.00.

(b)     Performance to Plan - Adjusted EBITDA. Borrower's Adjusted EBITDA, measured on a quarterly basis, shall not negatively deviate more than within 25% of Borrower’s projected Adjusted EBITDA set forth in Borrower's Financial Plan for such quarter, which for certain upcoming quarters in 2017 are set forth in Exhibit B attached hereto. Notwithstanding the foregoing, Borrower shall not be deemed in breach of the foregoing covenant if the total negative deviation from its projected Adjusted EBITDA for a particular quarter period does not exceed $200,000.

(c)     Minimum Cash. Borrower shall maintain at all times at least $250,000 in unrestricted cash in its accounts that are subject to an account control agreement in favor of Lender.

5.4     Inspection and Audit Rights. Lender shall have a right (i) to visit and inspect any of the properties of Borrower and its Subsidiaries, including a right to examine and copy Borrower’s and its Subsidiaries’ books and records from time to time upon reasonable notice to Borrower and (ii) to discuss its affairs, finances and accounts with the Borrower’s officers and its independent public accountants, at such reasonable times and as often as Lender may reasonably request. Lender may audit Borrower’s Collateral at Borrower’s expense. Such audits will be conducted no more often than annually unless an Event of Default has occurred and is continuing. Lender will give Borrower 10 days advance notice of such an audit, unless an Event of Default has occurred and is continuing.

5.5     Insurance. Borrower will maintain insurance in a form acceptable to Lender relating to the Collateral and Borrower’s business in amounts and of a type acceptable to Lender, including primary, all risk, physical damage, property damage and bodily injury. Any insurance on the Collateral shall include a lender’s loss payable endorsement in favor of Lender as an additional loss payee, and any liability insurance shall show Lender as an additional insured. As long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy with respect to any loss toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a first priority security interest (subject to the Intercreditor Agreement); provided however that after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lender, be payable to Lender on account of the Obligations (subject to the Intercreditor Agreement).

5.6     Notices. Borrower shall provide to Lender, (i) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000) or more; (ii) written notice of any attachment, lien, security interest or levy on any of Borrower’s property within 3 business days of such occurrence; (iii) written notice of any fines, penalties, orders, decrees, settlements, or judgments for the payment of money that is rendered against Borrower within 3 business days of such occurrence; (iv) promptly upon filing, copies of any documents or applications filed with the U.S. Copyright Office; and (v) notice of the acquisition or formation of any direct or indirect Subsidiary, at least 10 business days prior to such formation.

5.7     Post-Closing Covenants. Within 90 days of the Closing Date, Borrower will obtain and maintain key man life insurance in an amount of at least $1,500,000 on Ari Khan in form and substance satisfactory to Lender.

5.8     Account Control Agreement(s). All of Borrower’s operating, depository and investment accounts are and shall remain subject to account control agreement(s), in form and substance satisfactory to Lender.

6.           NEGATIVE COVENANTS. Borrower will not do any of the following without the prior written consent of Lender:

6.1     Investments. Make any investments in, or loans or advances to, any Person other than in the ordinary course of business as currently conducted; and in any event, the aggregate amount of all investments, loans or advances made by Borrower to its subsidiary, Bridgeline Digital Private Ltd shall not exceed $30,000 in any calendar quarter.

6.2     Acquisitions; Mergers. Acquire the stock or other equity interest in, or any assets of, any Person, or enter into any merger or consolidation with any Person.

6.3     Distributions. Make any distributions or pay any dividends to any Person on account of any equity ownership interest in Borrower or any Subsidiary, or make any payment on account of or in redemption, retirement or purchase of any capital stock of Borrower or any Subsidiary, provided as long as an Event of Default is not continuing, Borrower may repurchase capital stock to the extent provided under employment or contractor agreements.

6.4     Affiliate Transactions. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any Subsidiary, except for transactions in the ordinary course of business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arms-length transaction with a non-affiliated Person.

6.5     Transfers. Dispose of any interest in Borrower’s or any Subsidiary’s assets, except for dispositions of assets in the ordinary course of business as currently conducted.

6.6     Subsidiaries. Create any direct or indirect subsidiary of Borrower.

6.7     Corporate Changes. Change Borrower’s or any Subsidiary’s state of incorporation or name or engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control.

6.8     Indebtedness. Create, incur, assume or be liable for any Indebtedness, other than Permitted Indebtedness.

6.9     Liens; Encumbrances. Create, incur, or allow any Lien on any of its property or assign or convey any right to receive income, except for Permitted Liens.

6.10     Subordinated Debt. Make any payment on any Subordinated Debt, except under the terms of the subordination agreement applicable to such Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt.

7.           INVESTMENT RIGHT. At Lender’s option, Lender or its affiliates, participants and/or assigns, may purchase up to $250,000 of Borrower’s equity or convertible debt securities of the same class and series, for the same price and on the same terms as are offered to other investors in the next sale or issuance of securities after the Closing Date in one closing or in related transactions in which Borrower receives net cash proceeds of at least $1,500,000 (the “Next Round”). Borrower will promptly notify Lender at least 15 days prior to the close of the Next Round, and Lender will have 20 days after receipt of that notice to participate, in which case Lender will be party to the stock purchase agreement, investor rights agreement, and other agreements executed by the other purchasers in connection with the Next Round. This Section 7 and the rights granted to Lender hereunder shall survive the termination of this Agreement.

8.           Events of Default; Remedies.

8.1     Events of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement: (a) Borrower's failure (i) to pay all or any part of the principal or interest hereunder on the date due and payable, or (ii) to comply with any agreement or covenant set forth in this Agreement or any other Transaction Document, or (iii) to comply with the terms of any material agreement to which Borrower is a party or by which it is bound which could have a Material Adverse Effect; or (b) a default under any agreement pursuant to which Borrower has incurred Indebtedness in excess of $100,000 resulting in a right by a third party to accelerate the maturity of such Indebtedness or which could have a Material Adverse Effect; or (c) the occurrence of an Insolvency Event; or (d) if any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days; or (e) any representation made to Lender in this Agreement or any other Transaction Document, or any information given to Lender by or on behalf of Borrower, shall be incorrect in any material respect; or (f) any part of the Collateral becomes subject to a lien, security interest or levy in favor of any Person other than Lender, other than Permitted Liens; or (g) a judgment or judgments for the payment of money in excess of $100,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days, or if a judgment or other claim becomes a lien or encumbrance upon any portion of Borrower’s assets and such judgment is not paid, stayed or bonded within ten (10) days pending a good faith contest by Borrower; or (h) the occurrence or existence of any circumstance that has or could reasonably be expected to have a Material Adverse Effect; or (i) if Ari Kahn ceases to devote substantially all of his time to Borrower’s business and operations in the capacity of Borrower’s chief executive officer and a replacement acceptable to Lender has not been appointed within 30 days following such departure (provided however, if an acting/interim replacement acceptable to Lender has been appointed within 30 days following such departure, then Borrower shall have up to 60 days from such departure to appoint a permanent replacement acceptable to Lender); or (j) if Borrower ceases operations or ceases to conduct business.

8.2     Remedies. Upon the occurrence of an Event of Default, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, be immediately due and payable and collectible by or on behalf of Lender, and Lender may exercise all of the rights of a secured party under the Uniform Commercial Code and any other applicable law. Lender may immediately set off and apply to any obligation outstanding hereunder and under any other Transaction Document any balances or deposits held or controlled by Lender or any indebtedness at any time owing to or for the credit or the account of Borrower held or controlled by Lender. Borrower shall assemble the Collateral in accordance with Lender’s directions, and Lender shall have a right at Borrower’s sole expense to dispose of all or any portion of the Collateral in the order and manner that Lender elects, in its sole discretion, in any commercially reasonable manner. Lender shall have a royalty-free license to use any name, trademark, or any property of Borrower to complete production of, advertisement for, and disposition of any Collateral and Lender shall have a license to enter into, occupy and use Borrower's premises and the Collateral without charge to exercise any of Lender's rights or remedies under this Agreement or under any other Transaction Document. After the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Lender (and any of Lender’s designated employees or agents) as Borrower’s true and lawful attorney in fact to: endorse Borrower’s name on any checks or other forms of payment; make, settle and adjust all claims under and decisions with respect to Borrower’s policies of insurance; settle and adjust disputes and claims respecting accounts receivable with account debtors; execute and deliver all notices, instruments and agreements in connection with the perfection of the security interest granted in this Agreement or under any other Transaction Document; and sell, lease or otherwise dispose of all or any part of the Collateral. The appointment of Lender as Borrower’s attorney in fact, and each of Lender’s rights and powers, being coupled with an interest, is irrevocable until all amounts owing to Lender under this Agreement and the other Transaction Documents have been repaid in full.

9.      Waivers; Indemnity. Borrower waives notice of default, presentment and demand for payment, notice of dishonor, protest and notice of protest under this Agreement and any other Transaction Document. Borrower shall pay all costs of collection and enforcement of this Agreement when incurred, including reasonable attorneys' fees, costs and expenses incurred before, after or in connection with of an Insolvency Event. Lender shall not in any case be liable for any loss of, or damage to, the Collateral, the risk of which shall be borne by Borrower at all times. Borrower shall indemnify and hold Lender (and any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender) harmless from any claim, obligation or liability (including without limitation reasonable attorneys fees and expenses) arising out of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, including any claim, obligation or liability arising before, after or in connection with an Insolvency Event, other than claims or liabilities caused by Lender’s gross negligence or willful misconduct. The indemnity obligation hereunder shall survive repayment of all Obligations and termination of this Agreement until all applicable statute of limitation periods as to actions that may be brought against Lender have run.

10.     NOTICES. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Transaction Document shall be in writing, shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. All communications shall be sent to Borrower or to Lender, as the case may be, at the address as set forth below or at such other address as such party may designate by written notice to the other party hereto:

If to Borrower:	Bridgeline Digital, Inc. 80 Blanchard Road Burlington, MA 01803 Attn: Ari Kahn – CEO; Michael Prinn – CFO Email: akahn@bridgeline.com

If to Lender:	Montage Capital II, L.P. 900 East Hamilton Avenue, Suite 100 Campbell, CA 95008 Attn: Mike Rose Email: mrose@montagecapital.com and Email: info@montagecapital.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.      JURY WAIVER; JUDICIAL REFERENCE. LENDER AND BORROWER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IF THIS JURY WAIVER IS FOR ANY REASON UNENFORCEABLE, THE PARTIES AGREE TO RESOLVE ALL CLAIMS, CAUSES AND DISPUTES THROUGH JUDICIAL REFERENCE PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ, BEFORE A MUTUALLY ACCEPTABLE REFEREE IN SANTA CLARA COUNTY SITTING WITHOUT A JURY OR, IF THE PARTIES CANNOT AGREE ON A REFEREE, THEN ONE APPOINTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SANTA CLARA COUNTY, CALIFORNIA. NOTHING IN THIS SECTION SHALL RESTRICT A PARTY FROM EXERCISING PRE-JUDGMENT REMEDIES OR ITS RIGHTS UNDER THE UNIFORM COMMERCIAL CODE.

12.        Miscellaneous. Lender may assign all or any part of its interest in this Agreement and the Advances to any Person, or grant a participation of any interest in this Agreement, without notice to, or the consent of, Borrower. This Agreement can be amended only by an instrument signed by Lender and Borrower. All prior agreements, understandings and negotiations are superseded by this Agreement. Borrower may not assign any obligation hereunder without Lender's consent, which may be granted or withheld in Lender’s sole discretion. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. All covenants, representations and warrants made in this Agreement shall continue in full force and effect so long as any obligations hereunder remain outstanding. This Agreement shall be governed by the internal laws of the State of California, without regard to conflicts of laws rules. Borrower and Lender consent to the jurisdiction of the United States District Court of the Northern District of California and the state courts for Santa Clara, California. Borrower authorizes Lender to use Borrower’s tradename and/or logo in Lender’s promotional material, including on Lender’s web site.

13.          DEFINITIONS.

“Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization expenses and non-cash stock-based compensation expense.

“Advance” or “Advances” means a cash advance or cash advances under Section 1.1.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers and directors.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Collateral” means all of Borrower’s personal property, now owned or hereafter acquired, including without limitation all accounts, chattel paper, deposit accounts, documents, equipment, general intangibles (including intellectual property, patents, copyrights, trademarks, and goodwill), goods, fixtures, instruments, inventory, financial assets, investment property, letter of credit rights, money, and all of Borrower's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and all products and proceeds thereof, as may be defined in this Agreement and the Uniform Commercial Code.

“Contingent Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Lender set forth in Section 4(m) and net after all offsets. Unless otherwise agreed to by Lender, Eligible Accounts shall not include the following:

(a)     Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

(b)     Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(c)     Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

(d)     Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(e)     Accounts with respect to which the account debtor is an Affiliate of Borrower;

(f)     Accounts with respect to which the account debtor does not have its principal place of business in the United States or Canada, except for Eligible Foreign Accounts;

(g)     Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States that Senior Lender has approved on a case-by-case basis;

(h)     Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(i)     Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed thirty-five percent (35%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Senior Lender;

(j)     Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;

(k)     prebillings other than Accounts arising from Borrower’s practice of issuing invoices in advance of services being rendered to Account Debtors in the ordinary course of business for a specified subscription period and that Senior Lender approves on a case-by-case basis;

(l)     progress billings other than progress billings that arise from software and maintenance contracts or purchase orders (as applicable) whereby Borrower is authorized to bill such account debtor, and the account debtor is contractually obligated to pay, such amounts owing to Borrower based on the percentage of the completion method, provided that the aggregate amount of such Accounts do not exceed One Million Dollars ($1,000,000) at any time;

(m)     retention billings;

(n)     bonded receivables;

(o)     Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Lender believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(p)     Accounts which Lender reasonably determines to be unsatisfactory for inclusion as an Eligible Account.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Senior Lender, (ii) covered in full by credit insurance satisfactory to Senior Lender, less any deductible, or (iii) that Senior Lender has approved on a case-by-case basis. Lender hereby approves Perkins Engines Company Limited as an “Eligible Foreign Account” for all purposes under the Agreement.

“Financial Plan” means Borrower’s annual operating projections (including income statements, balance sheets and cash flow statements presented in a monthly format) for the upcoming fiscal year, in form and substance reasonably satisfactory to Lender.

“GAAP” is generally accepted accounting principles in effect in the United States.

“Governmental Authority” means any federal, state, provincial, municipal and foreign governmental entity, authority, or agency or any other political subdivision, or any entity exercising executive, legislative judicial, regulatory or administrative functions of government.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Event” means Borrower’s becoming insolvent, or becoming the subject of any case or proceeding under the United States Bankruptcy Code or any other law relating to the reorganization or restructuring of debt.

“Intercreditor Agreement” means that certain Intercreditor Agreement by and between Lender and Senior Lender dated as of the date hereof and as amended from time to time.

“Legal Requirement” means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard, procedure enacted, adopted or applied by any Governmental Authority, including, decisions, orders, writs, awards, or injunctions of an arbitrator or a court or other Governmental Authority.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) of Borrower, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Transaction Documents, (iii) Borrower's interest in, or the value, or perfection of Lender’s security interest in the Collateral or (iv) the priority of Lender’s security interest in the Collateral (other than with respect to Senior Lender’s security interest).

“Maturity Date” means the third anniversary of the Closing Date.

“Obligations” means all present and future indebtedness, guarantees, liabilities, and other obligations of Borrower to Lender under this Agreement and the other Transaction Documents, or otherwise including Borrower’s obligation to pay the buyout fee set forth in any warrant to purchase stock issued to Lender.

“Permitted Indebtedness” means:

(a)     Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Transaction Document;

(b)     Indebtedness not to exceed $100,000 in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens;” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(c)     Indebtedness in an aggregate principal amount of up to $2,800,000 owing to Senior Lender with respect to a formula line of credit based on Borrower’s accounts receivable, subject to the Intercreditor Agreement;

(d)     Subordinated Debt; and

(e)     Indebtedness to trade creditors incurred in the ordinary course of business.

“Permitted Liens” means:

(a)     Any liens (i) existing on the Closing Date and disclosed in writing to Lender on or before the Closing Date (excluding liens to be satisfied with the proceeds of the Advance) or (ii) arising under this Agreement or the other Transaction Documents;

(b)     Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Lender’s security interests;

(c)     Purchase money liens (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment and software, or (ii) existing on equipment when acquired, if the lien is confined to the property and improvements and the proceeds of the equipment;

(d)     Leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower’s business;

(e)     Liens in favor of Senior Lender securing indebtedness described in clause (c) of the definition of Permitted Indebtedness, subject to the Intercreditor Agreement;

(f)     Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8; and

(g)     Liens in favor of other financial institutions arising in connection with Borrower's deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit accounts.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Senior Lender” means Heritage Bank of Commerce or such other or such other bank or financial institution acceptable to Lender.

“Senior Lender Loan Documents” means that certain Loan and Security Agreement between Borrower and Senior Lender, dated as of June 9, 2016 and as amended from time to time.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Lender on terms acceptable to Lender.

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Transaction Documents” means this Agreement, the intellectual property security agreement, the warrant and the other agreements, documents and instruments entered into in connection with this Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of California.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the first day above written.

Borrower:	lender:

Bridgeline Digital, Inc.	Montage Capital II, L.P.

By:	By:

Name: Michael D. Prinn	Name:

Title: Chief Financial Officer	Title:

EXHIBIT A

COMPLIANCE CERTIFICATE

BORROWER:	Bridgeline Digital, Inc.

Note: Please send all required reporting to:	Montage Capital II, L.P. 900 East Hamilton Avenue, Suite 100 Campbell, CA 95008 Fax: (408) 659-2318 Email: mrose @montagecapital.com

The undersigned authorized officer of Bridgeline Digital, Inc. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Lender (the “Agreement”).

Borrower is in complete compliance for the period ending _______________ with all required covenants, except as noted below; and all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof.

Attached herewith are the required documents supporting the above certification. The authorized officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements	Monthly within 30 days	Yes	No
A/R & A/P Agings	Monthly within 30 days	Yes	No
Deferred revenue schedule	Monthly within 30 days	Yes	No
Compliance Certificate	Monthly within 30 days	Yes	No
Annual financial statements (CPA audited)	FYE within 120 days	Yes	No
Annual financial projections for upcoming year	Within 30 days of FYE	Yes	No
Tax returns with schedules	Within 15 days of filing	Yes	No
10K and 10Q	Within 5 days of filing	Yes	No
Reports & certificates provided to Senior Lender	Concurrently upon delivery to Senior Lender	Yes	No

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES

Minimum unrestricted cash subject to control agmt	$250,000	$___________	Yes	No
Asset Coverage Ratio (monthly)	0.80 : 1.00	_______: 1.00	Yes	No
Adjusted EBITDA – quarterly negative deviation not to exceed the greater of $200,000 or 25% of projections	$_________	$__________	Yes	No

Please attach any comments as additional pages.

Bridgeline Digital, Inc.

Signature

Name

Title

Date

EXHIBIT B

FINANCIAL PROJECTIONS

(in ‘000s)